As filed with the Securities and Exchange Commission on October 6, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TEEKAY SHIPPING CORPORATION

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

TK House
Bayside Executive Park
West Bay Street & Blake Road
Nassau
THE BAHAMAS
(Address of principal executive offices, including zip code)

TEEKAY SHIPPING CORPORATION
AMENDED 1995 STOCK OPTION PLAN
2003 EQUITY INCENTIVE PLAN
(Full title of the plans)

LAWCO OF OREGON, INC.
Perkins Coie LLP
1120 N.W. Couch Street, 10th Floor
Portland, Oregon 97209
Attention: Debra L. Bergstrom
(503) 727-2000
(Name, address and telephone number, including area code, of agent for service)

Copies to:

DAVID S. MATHESON
DANIELLE BENDERLY
Perkins Coie LLP
1120 N.W. Couch Street, 10th Floor
Portland, Oregon 97209

CALCULATION OF REGISTRATION FEE

Title of Securities	Number to Be	Proposed Maximum		Proposed Maximum		Amount of
to Be Registered	Registered(1)(2)	Offering Price		Aggregate Offering Price		Registration Fee(5)
Common Stock, par value $0.001 per share, together with associated common stock purchase rights, subject to outstanding options issued under the Amended 1995 Stock Option Plan.	1,245,402	$19.529	(3)	$24,321,455.66	(3)	$3,081.528
Common Stock, par value $0.001 per share, together with associated common stock purchase rights, subject to outstanding options issued under the 2003 Equity Incentive Plan.	815,440	$33.688	(3)	$27,470,542.72	(3)	$3,480.518
Common Stock, par value $0.001 per share, together with associated common stock purchase rights, issuable under the 2003 Equity Incentive Plan.	1,910,904	$44.445	(4)	$84,949,237.32	(4)	$10,763.068

Total	3,971,746			$136,741,235.49		$17,325.11

(1)	Based on shares subject to outstanding options pursuant to the Amended 1995 Stock Option Stock Plan (the “1995 Plan”) and shares subject to outstanding options or reserved for future issuance pursuant to the 2003 Equity Incentive Plan (the “2003 Plan”), together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plans as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding Common Stock.

(2)	The Registrant suspended the 1995 Plan with respect to issuances of new stock option grants thereunder, effective as of September 10, 2003, and adopted a new plan, the 2003 Plan, effective as of September 10, 2003. Pursuant to the terms of the 2003 Plan, 2,754,598 shares previously available for issuance but not issued or subject to outstanding options under the 1995 Plan may now be issued under the 2003 Plan in the future. Shares subject to outstanding options under the 1995 Plan that cease to be subject to such options in the future, other than by reason of exercise or settlement of the options to the extent they are exercised for or settled in shares, will no longer be available for issuance under the 1995 Plan but will be available for issuance under the 2003 Plan, up to an aggregate maximum of 5,153,356 shares, which includes 1,245,402 shares being registered on this Registration Statement.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the weighted average exercise price per share covering issued but unexercised options under the 1995 Plan and the 2003 Plan.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high ($45.20) and low ($43.71) sales prices for the Common Stock on October 4, 2004, as reported for such date on the New York Stock Exchange.

(5)	The amount of the Registration fee was calculated pursuant to Section 6(b) of the Securities Act of 1933 which provides that the fee shall be $126.70 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be registered.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

     This Registration Statement is filed with respect to 3,971,746 shares of Common Stock, of which 1,245,402 shares may be issued under the Amended 1995 Stock Option Plan (the “1995 Plan”) and 2,726,344 shares may be issued under the 2003 Equity Incentive Plan (the “2003 Plan”) of Teekay Shipping Corporation (the “Registrant”). An aggregate of 16,597,142 shares of the Registrant’s Common Stock were previously authorized for issuance under the 1995 Plan (as adjusted for the Registrant’s two-for-one stock split, effective May 2004), of which 12,597,142 shares were previously registered with the Securities and Exchange Commission (the “Commission”) on the Registration Statements on Form S-8, filed with the Commission on July 28, 2000 (Registration Number 333-42434) and on October 27, 1995. The Registrant suspended the 1995 Plan with respect to issuances of new stock option grants thereunder and adopted the 2003 Plan, effective as of September 10, 2003. Pursuant to the terms of the 2003 Plan, 2,754,598 shares previously available for issuance but not issued or subject to outstanding options under the 1995 Plan may be issued under the 2003 Plan. Shares subject to outstanding options under the 1995 Plan that cease to be subject to such options, other than by reason of exercise or settlement of the options to the extent that they are exercised for or settled in shares, will no longer be available for issuance under the 1995 Plan but will be available under the 2003 Plan, up to an aggregate maximum of 5,153,356 shares, which includes 1,245,402 shares being registered on this Registration Statement.

Item 3. Incorporation of Certain Documents by Reference

     The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

          (a) Annual Report of the Registrant on Form 20-F for the year ended December 31, 2003, which contains audited financial statements of the registrant;

          (b) The description of the Registrant’s Common Stock contained in the Registration Statement on Form 20-F filed with the Commission on July 10, 1995, including any amendments or reports filed for the purpose of updating such description; and

          (c) All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the period covered by the Annual Report on Form 20-F referenced above.

     All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Teekay Shipping Corporation is a Marshall Islands corporation. The Marshall Islands Business Corporation Act (“MIBCA”) provides that a Marshall Islands corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

     A Marshall Islands corporation also has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     To the extent that a director or officer of a Marshall Islands corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraphs, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in the MIBCA.

     In addition, a Marshall Islands corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of the MIBCA.

     Section F of the Registrant’s Articles of Incorporation, as amended, provides that to the fullest extent permitted under the MIBCA, a director of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director. Section 10.00 of the

Registrant’s Bylaws provides that any person who is made party to a proceeding by virtue of being an officer or director of the Registrant or, being or having been such a director or officer or an employee of the Registrant, serving at the request of the Registrant as a director, officer, employee or agent of another corporation or other enterprise, shall be indemnified and held harmless to the fullest extent permitted by the MIBCA against any and all expense, liability, loss (including attorneys’ fees, judgments, fines or penalties and amounts paid in settlement) actually incurred or suffered by such person in connection with the proceeding.

     The Registrant maintains a directors’ and officers’ liability insurance policy that, subject to the limitations and exclusions stated therein, covers the Registrant’s officers and directors for certain actions or inactions that they may take or omit in their capacities as officers and directors of the Registrant.

     In addition, the Registrant has entered into separate indemnification agreements with some of its officers and directors. These indemnification agreements provide for indemnification of the director or officer against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except to the extent that such person is otherwise indemnified, such action, suit or proceeding arose out of such person’s intentional misconduct, knowing violation of law or out of a transaction in which such director or officer is finally judicially determined to have derived an improper personal benefit, or if it shall be determined by a final judgment or other final adjudication that such indemnification was not lawful.

Item 7. Exemption From Registration Claimed

     Not applicable.

Item 8. Exhibits

Exhibit
Number	Description
5.1	Opinion of Watson, Farley & Williams regarding legality of the Common Stock being registered

23.1	Consent of Ernst & Young, Chartered Accountants

23.2	Consent of Watson, Farley & Williams (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Teekay Shipping Corporation Amended 1995 Stock Option Plan

99.2	Teekay Shipping Corporation 2003 Equity Incentive Plan

Item 9. Undertakings

A. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

          (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

          (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on the 6th day of October, 2004.

TEEKAY SHIPPING CORPORATION
By:	/s/ Bjorn Moller
Bjorn Moller
President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes Bjorn Moller and Peter Evensen, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 6th day of October, 2004.

Signature	Title
/s/ Bjorn Moller Bjorn Moller	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Peter Evensen Peter Evensen	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ C. Sean Day C. Sean Day	Director and Chairman of the Board

/s/ Axel Karlshoej Axel Karlshoej	Director and Chairman Emeritus

/s/ Bruce C. Bell Bruce C. Bell	Director and Secretary

/s/ Dr. Ian Blackburne Dr. Ian Blackburne	Director

/s/ Eileen Mercier Eileen Mercier	Director

/s/ Thomas Kuo-Yuen Hsu Thomas Kuo-Yuen Hsu	Director

/s/ Leif O. Höegh Leif O. Höegh	Director

/s/ Tore I. Sandvold Tore I. Sandvold	Director

INDEX TO EXHIBITS

Exhibit
Number	Description
5.1	Opinion of Watson, Farley & Williams regarding legality of the Common Stock being registered

23.1	Consent of Ernst & Young, Chartered Accountants

23.2	Consent of Watson, Farley & Williams (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Teekay Shipping Corporation Amended 1995 Stock Option Plan

99.2	Teekay Shipping Corporation 2003 Equity Incentive Plan